Exhibit 99.1

Immuneering Reports Second Quarter 2026 Financial Results and Provides Business Updates

- 17.3 month median overall survival in 55 first-line pancreatic cancer patients treated with atebimetinib in combination with chemotherapy, reported in oral presentation at ASCO Annual Meeting on June 1 -

- Phase 3 MAPKeeper 301 trial is underway, with patients being dosed and over 30 study locations posted to date -

- Peer-reviewed publication in Cancer Research details atebimetinib’s broad, durable preclinical activity, and favorable tolerability across RAS- and RAF-mutant tumors, along with preservation of body mass -

- Ended Q2 2026 with $182.7 million in cash, cash equivalents and marketable securities with anticipated runway into 2029 -

NEW YORK, August 5, 2026 -- Immuneering Corporation (Nasdaq: IMRX), a late-stage clinical oncology company focused on keeping cancer patients alive and helping them thrive, today reported financial results for the second quarter ended June 30, 2026, and provided business updates.

“At a time when first-line pancreatic cancer patients finally have treatment options, the 17.3 month median overall survival reported at ASCO for atebimetinib in combination with modified gemcitabine/nab-paclitaxel (mGnP) in our single-arm Phase 2a study stands out as potentially best-in-class. Equally important in our Phase 2a data presented at ASCO is that 84% of evaluable patients treated with atebimetinib + mGnP were weight stable or gained weight at three months, and only two categories of treatment related adverse events occurred at a grade 3 or higher in at least 10% of patients. In other words, debilitating side effects may not have to be a given for patients. With over 30 study locations already posted on clinicaltrials.gov, and newly published preclinical data in the peer reviewed journal Cancer Research supporting atebimetinib’s unique mechanism of action, we believe our Phase 3 MAPKeeper 301 study represents a compelling and differentiated option for first-line pancreatic cancer patients.”

Recent Corporate Highlights:
•Dosing patients in the Company’s pivotal Phase 3 MAPKeeper 301 trial of atebimetinib + mGnP in first-line pancreatic cancer. In June, Immuneering announced it had dosed the first patient in MAPKeeper 301, a global, randomized, open-label pivotal Phase 3 clinical trial evaluating atebimetinib + mGnP in first-line metastatic pancreatic cancer patients.
•Presented compelling Phase 2a data at the ASCO 2026 Annual Meeting, demonstrating 17.3 month median overall survival and a favorable tolerability profile in 55 first-line pancreatic cancer patients, together with 84% of evaluable patients weight stable or gaining weight at 3 months. The Phase 2a trial is evaluating atebimetinib in combination with mGnP with results reported as of an April 24, 2026 data cutoff.

•Appointed Andrew Gengos as Chief Financial Officer. In June, Immuneering announced the appointment of Andrew Gengos as Chief Financial Officer. Mr. Gengos most recently served as Chief Financial Officer and Head of Corporate Development at Terns Pharmaceuticals, which Merck & Co., Inc. acquired for $6.7 billion. Mr. Gengos will oversee financial strategy, capital allocation, investor relations, business development, and corporate development activities.
•Published new findings in Cancer Research detailing atebimetinib’s broad, durable preclinical activity and favorable tolerability across RAS- and RAF-mutant tumors via Deep Cyclic Inhibition. In July, Immuneering announced the publication of an article in Cancer Research, a leading peer-reviewed journal of the American Association for Cancer Research, characterizing the differentiated mechanism and broad preclinical activity of atebimetinib. The article, “Dual-MEK Inhibitor Atebimetinib Displays Broad Activity in RAS- and RAF-Mutant Tumors via Deep Cyclic Inhibition and Resisting RAF-Bypass,” reports that atebimetinib demonstrated broad antitumor activity across RAS- and RAF-mutant models while resisting RAF-mediated bypass signaling, a key mechanism associated with resistance to other MEK inhibitors. Atebimetinib’s ability to preserve body mass in a preclinical model of cancer cachexia was also highlighted in the article.
•Presented Genetic Data at AACR demonstrating mechanism to improve durability and survival, supporting use of atebimetinib in first-line pancreatic cancer and beyond. In April, Immuneering presented new genetic data in a poster presentation demonstrating a key mechanism that may improve durability and survival, supporting the use of atebimetinib as a first-line treatment in pancreatic cancer and beyond. The circulating tumor DNA (ctDNA) data from 123 atebimetinib-treated patients showed that acquired MAPK pathway alterations were rarely seen. These findings suggest that Deep Cyclic Inhibitors have the potential to overcome the limitations of conventional MAPK inhibition and provide a more sustained clinical benefit for patients, while potentially preserving sensitivity to subsequent treatments.

Anticipated Upcoming Milestones

•2H 2026: Dose the first patient in Phase 2 trial of atebimetinib + anti-PD-1 (cemiplimab) in non-small cell lung cancer, with a preliminary data readout expected in late-2027.
•Q4 2026: Additional preclinical data of atebimetinib in combination with anti-PD-1 in non-small cell lung cancer.
•Mid-2027: Begin IND-enabling studies for our next DCI product candidate program.
•Mid-2028: Topline data readout from the MAPKeeper 301 trial.

Second Quarter 2026 Financial Highlights

Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2026 were $182.7 million, compared with $217.0 million as of December 31, 2025.

Research and Development (R&D) Expenses: R&D expenses for the second quarter of 2026 were $14.0 million, compared with $10.5 million for the second quarter of 2025. The change in R&D expenses was primarily attributable to increased clinical costs related to the Company’s lead atebimetinib program and spend related to other preclinical programs, partially offset by reduced spend related to the envometinib program.

General and Administrative (G&A) Expenses: G&A expenses for the second quarter of 2026 were $5.0 million, compared with $4.3 million for the second quarter of 2025. The increase in G&A expenses was primarily attributable to employee related costs and increased software costs supporting the general and administrative functions of the business.

Net Loss: Net loss attributable to common stockholders was $17.3 million, or $0.27 per share, for the second quarter ended June 30, 2026, compared to $14.4 million, or $0.40 per share, for the second quarter ended June 30, 2025.

2026 Financial Guidance

Based on cash, cash equivalents and marketable securities as of June 30, 2026, and current operating plans, the Company expects its cash runway to be sufficient to fund operations into 2029.

About Immuneering Corporation

Immuneering is a late-stage clinical oncology company dedicated to keeping cancer patients alive and helping them thrive, with an initial focus on patients with RAS, RAF, and other MAPK-driven cancers. The Company is developing an entirely new category of cancer medicines, Deep Cyclic Inhibitors, designed to improve overall survival by three mechanisms: shrinking tumors durably with less resistance, preserving body mass by countering cachexia, and minimizing side effects to maximize performance status and combinability. Immuneering’s lead product candidate, atebimetinib, is an oral, once-daily Deep Cyclic Inhibitor of MEK, designed to improve survival across many cancer indications. The Company is conducting a global randomized pivotal trial, MAPKeeper 301, evaluating atebimetinib in combination with chemotherapy in first-line pancreatic cancer patients. The Company’s development pipeline also includes additional combination opportunities and preclinical stage programs. For more information, please visit www.immuneering.com.

Forward-Looking Statements

This press release contains forward-looking statements, including within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding: the treatment potential of atebimetinib, alone or in combination with other agents to treat cancer, including modified Gemcitabine/nab-paclitaxel (mGnP) in first-line pancreatic cancer and its potential to deliver overall survival with both durability and tolerability; the timing of dosing and preliminary readout of the planned Phase 2 lung cancer trial and the Phase 3 topline readout of the MAPKeeper 301 trial; the timing of beginning IND-enabling studies in a second DCI program; our operating plans and anticipated cash runway, and the potential ability of the three design mechanisms of atebimetinib to shrink tumors durably, improve overall survival and overcome the limitations of conventional MAPK inhibition and provide a more sustained clinical benefit for patients.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we are a late-stage clinical oncology company with a limited operating history and have not completed any registrational clinical trials; we have incurred significant losses, are not currently profitable and may never become profitable; limitations on our cash runway and potential increases in expenditures; our need for additional funding; our unproven approach to therapeutic intervention; our ability to address regulatory questions and changing regulatory standards, and the uncertainties relating to regulatory filings, reviews and approvals; the lengthy, expensive, and uncertain process of clinical drug development, including the uncertainty of whether positive preclinical or early clinical efficacy and safety results are confirmed in later-stage trials, potential delays in activation of trial sites or enrollment of trial participants, or failure to obtain regulatory approvals; our reliance on third parties and collaborators to conduct our clinical trials, manufacture our product candidates, and develop and commercialize our product candidates, if approved; failure to compete successfully against other drug companies; protection of our proprietary technology and the confidentiality of our trade secrets; potential lawsuits for, or claims of, infringement of third-party intellectual property or challenges to the ownership of our intellectual property; our patents being found invalid or unenforceable; costs and resources of operating as a public company; and unfavorable or no analyst research or reports.

These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2026, and our other reports filed with the U.S. Securities and Exchange Commission, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, except as required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Contact:
Laurence Watts
New Street Investor Relations
laurence@newstreetir.com

Media Contact:
David Caouette
dcaouette@immuneering.com

IMMUNEERING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Operating expenses
Research and development	$13,996,647	$10,454,160	$24,641,869	$21,925,852
General and administrative	4,996,444	4,296,417	9,678,939	8,302,059
Amortization of intangible asset	7,317	7,317	14,633	14,633
Total operating expenses	19,000,408	14,757,894	34,335,441	30,242,544
Loss from operations	(19,000,408)	(14,757,894)	(34,335,441)	(30,242,544)

Other income (expense)
Interest income	1,082,784	324,013	2,443,188	762,532
Other income, net	647,197	—	1,160,931	—
Net loss	$(17,270,427)	$(14,433,881)	$(30,731,322)	$(29,480,012)

Net loss per share attributable to common stockholders, basic and diluted	$(0.27)	$(0.40)	$(0.48)	$(0.82)
Weighted-average common shares outstanding, basic and diluted	64,697,219	35,985,878	64,678,120	35,759,026

Other comprehensive loss:
Unrealized loss from marketable securities	(165,235)	—	(487,572)	—
Comprehensive Loss	$(17,435,662)	$(14,433,881)	$(31,218,894)	$(29,480,012)

IMMUNEERING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2026	December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$41,324,682	$128,645,025
Marketable securities	108,575,637	44,186,244
Prepaids and other current assets	8,090,186	3,414,685
Total current assets	157,990,505	176,245,954

Marketable securities, non-current	32,773,479	44,183,186
Property and equipment, net	879,922	938,481
Goodwill	6,690,431	6,690,431
Intangible asset, net	306,513	321,147
Right-of-use assets	3,136,353	3,322,249
Other assets	278,124	283,562
Total assets	$202,055,327	$231,985,010

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,377,359	$1,542,737
Accrued expenses	4,094,874	7,842,367
Other liabilities	214,461	291,513
Lease liabilities	428,962	397,104
Total current liabilities	8,115,656	10,073,721

Long-term liabilities:
Lease liabilities, net of current portion	3,204,645	3,427,321
Total liabilities	11,320,301	13,501,042
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at June 30, 2026 and December 31, 2025; 0 shares issued or outstanding at June 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.001 par value, 200,000,000 shares authorized at June 30, 2026 and December 31, 2025; 64,697,402 and 64,648,230 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	64,697	64,648
Class B common stock, $0.001 par value, 20,000,000 shares authorized at June 30, 2026 and December 31, 2025; 0 shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	502,127,975	498,658,072
Accumulated other comprehensive income (loss)	(406,240)	81,332
Accumulated deficit	(311,051,406)	(280,320,084)
Total stockholders' equity	190,735,026	218,483,968
Total liabilities and stockholders' equity	$202,055,327	$231,985,010